Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into as of the 14th day of July, 2014 (“Effective Date”), by and between NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Delaware corporation (“Purchaser”) and GLENWILLOW HOLDINGS LLC, an Ohio limited liability company (“Seller”).  In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

I.
Sale and Purchase.  Seller agrees to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Seller, for the price and subject to the terms, covenants, conditions, and provisions herein set forth, the following:

A.
All right, title, and interest of Seller in and to the land in Cuyahoga County, Ohio, commonly known as 23900-23920 Mercantile Road, Beachwood, Ohio (PPN 742-24-009) and being described on Exhibit “A” attached hereto (the “Land”), together with all improvements thereon including an approximately 12,318 square foot office/warehouse building (the “Improvements”);

B.
All right, title, and interest, if any, of Seller, in and to (i) any land lying in the bed of any street, road, or access way, opened or proposed, in front of, at a side of, or adjoining the Land or the Improvements to the centerline thereof; (ii) all reversions, remainders, appurtenances, licenses, tenements and hereditaments appertaining to, or otherwise benefiting or used in the operation of the Land or the Improvements; and (iii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used on connection with the ownership or operation of the Land or the Improvements (the “Property Rights”);

C.	All right, title, and interest, if any, of Seller, in and to assignable guaranties, warranties and other intangible property related to the Land and the Improvements (the “Intangible Property”);

D.	All right, title, and interest, if any, of Seller, in and to assignable licenses and permits related to the Land and the Improvements (the “Permits and Licenses”);

E.
All right, title, and interest, if any, of Seller, in and to fixtures located in the Improvements and used in the operation or maintenance of the Land and Improvements, including, without limitation, the heating, plumbing, sprinkling, electrical, air conditioning and ventilation systems (the “Fixtures”);

F.
To the extent in Seller’s possession, non-proprietary records of Seller used or useful in connection with the operation of the Land and Improvements, including all records regarding management and leasing, real estate taxes and assessments, insurance, tenants, maintenance, repairs, capital improvements and services (the “Records”); and

G.	To the extent in Seller’s possession, plans and specifications prepared in connection with the Improvements and the Fixtures (the “Plans”).

The items described in (a) through (g) of this Section 1 are hereinafter collectively referred to as the “Property.”

II.
Purchase Price; Terms of Payment.  The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property is One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00).  The Purchase Price, subject to prorations and adjustments as hereinafter set forth, shall be paid by Purchaser at Closing in cash by wire transfer.  The Deposit (as described below) shall be part of said funds and credited against the Purchase Price for the Property.

III.
Deposit.  To secure the performance of Purchaser of its obligations under this Agreement, Purchaser shall within two (2) business days of the Effective Date deliver to Precision Title Agency, Inc. as agent (the “Escrow Agent”), the sum of Fifteen Thousand and 00/100 Dollars ($15,000.00) (the “Deposit”) by check or wire transfer, the proceeds of which shall be held as an earnest money deposit.  At the request of Purchaser, Escrow Agent shall invest the Deposit in an interest-bearing account approved by Purchaser.  Any reference to the Deposit shall include any interest accrued or earned thereon.  The Deposit shall be paid to Seller, with credit to Purchaser, at the time the Deposit is released by Escrow Agent at Closing (defined below), if any.  In the event the sale does not close, the Deposit shall be delivered to the party entitled thereto pursuant to this Agreement, and if this Agreement does not so specify, then the Deposit shall be delivered to Seller.

IV.
Submittals for Approval.  Seller agrees, on or before the Effective Date or within three (3) business days after the Effective Date, to furnish to Purchaser for Purchaser’s review and approval, to the extent in Seller’s possession, copies of the following items (collectively, the “Due Diligence Materials”):

A.	Any Records.

B.	Any Permits and Licenses.

C.	Any Plans.

D.	Copies of all real property taxes and assessments statements for the years 2012, 2013 and 2014, and any information relating to proposed or pending assessments with respect to the Property.

E.	Any certificates of occupancy (“Certificates of Occupancy”) with respect to the Property.

F.	Certificates of insurance with respect to the Property.

G.	Any information relating to the soil and subsurface conditions of the Property and other environmental reports relating to the Property.

H.	Any boundary or as-built surveys, and any engineering, property inspection, geotechnical or other reports with respect to the Property.

I.	Any guaranties and warranties with respect to the Property, any equipment used in the operation or maintenance of the Property, or any work performed with respect to the Property.

J.	Any information regarding income and expenses for the years 2012, 2013 and 2014 year-to-date.

K.	Any appraisals or market studies for the Property.

V.
Title.  Purchaser shall have the right to obtain a title commitment (the “Commitment”) for an ALTA owner’s title insurance policy (the “Title Policy”) from a title insurance company acceptable to Purchaser in Purchaser’s sole discretion (the “Title Company”) in favor of Purchaser in the amount of the Purchase Price.  The Commitment shall show Seller to be vested with fee simple title to the Land, subject to the exceptions stated in the Commitment.  If Purchaser finds title to be unacceptable in Purchaser’s sole discretion, Purchaser shall, prior to the expiration of the Inspection Period (as hereinafter defined), notify Seller in writing of the defect(s), provided that if Purchaser fails to give Seller written notice of defect(s) before the expiration of Inspection Period, the matters shown in the Commitment shall be deemed to be waived as title objections.  Seller agrees to remove by payment, bonding, or otherwise, any lien or encumbrance in a liquidated amount against the Property which was created by Seller and which is removable by the payment of money or the posting of a bond.  If Purchaser has given Seller timely written notice of defect(s) (i.e., before the expiration of the Inspection Period), Seller shall have the option (but not the obligation except as otherwise provided above) to cure (or cause the Title Company to insure over) any such title defect(s) noted by Purchaser within thirty (30) days of Purchaser’s written notice.  In the event that Seller is unable or unwilling (in Seller’s sole discretion) to cure such title defect(s) (or cause the Title Company to insure over), then Purchaser shall have the option of either: (a) closing and accepting the title “as is,” without reduction in the Purchase Price and without claim against Seller therefor; or (b) canceling this Agreement, in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement (except those provisions hereof which by their terms expressly survive the Closing and any cancellation or termination of this Agreement).  Any title matters to which Purchaser does not object or which Purchaser elects to take title subject to at Closing shall be defined as “Permitted Exceptions”.  In addition to the foregoing, (i) non-delinquent liens for real estate taxes and assessments, (ii) any exceptions or matters of record (not objected to or accepted as provided above), (iii) zoning and building ordinances, (iv) items which would be discovered by an accurate survey of the Property, and (v) any exceptions or matters created by Purchaser or Purchaser’s agents shall be considered Permitted Exceptions.

VI.
Survey.  Purchaser shall have the right to obtain an as-built survey of the Property (the “Survey”) surveyed and certified to Purchaser, Seller and Title Company by a registered land surveyor, and acceptable in form and content to Purchaser and the Title Company.  If the Survey reveals encroachments on the Property, or shows that the Improvements encroach on setback lines, easements, lands of others, or violate any restrictions, covenants, or applicable governmental regulations, or shows other items not acceptable to Purchaser in its sole discretion, the same shall be treated as a title defect pursuant to Section 5 above. If Purchaser has given Seller timely written notice of defect(s) (i.e., before the expiration of the Inspection Period), Seller shall have the option (but not the obligation) to cure (or cause the Title Company to insure over) any such defects noted by Purchaser within thirty (30) days of Purchaser’s written notice. In the event that Seller is unable or unwilling (in Seller’s sole discretion) to cure such defect(s) (or cause the Title Company to insure over), then Purchaser shall have the right to close this transaction and accept title and survey matters “as is” or cancel this Agreement all as provided in Section 5 above.

VII.
Inspection Period.  Purchaser shall have forty-five (45) days following the Effective Date (as the same may be extended pursuant to the terms of this Section, the “Inspection Period”), to make such physical, zoning, and other examinations, inspections, and investigations of the Property and of the books, records, and leasing of the Property that Purchaser, in Purchaser’s sole discretion, may elect to make.  Purchaser shall provide at least two (2) days prior written notice to Seller of any entry upon the Land and/or Improvements for the purpose of inspecting the Property and/or records relating thereto.  Purchaser shall conduct such entry and any inspections so as to minimize interference with any occupant’s business and otherwise in a manner reasonably acceptable to Seller.  Purchaser shall obtain Seller’s prior written consent to any proposed tests (including the identity of the company or persons who will perform such testing and the proposed scope of the testing) of any invasive nature or which could damage the Property.  Purchaser shall bear the cost of all inspections and tests.  Purchaser acknowledges that all entry onto the Property shall be at Purchaser’s sole risk, and subject to the rights of any occupants of the Property.  During the Inspection Period, Seller shall cooperate with Purchaser in coordinating the review and inspection of the Due Diligence Materials as well as the Property by Purchaser and its third-party contractors.  Purchaser shall have the one-time right to extend the Inspection Period for an additional fifteen (15) days by giving Seller written notice of such extension prior to the expiration of the initial Inspection Period.

VIII.	Inspection Obligations. Purchaser and its agents and representatives shall:

A.	Repair any damage to the Property caused by Purchaser’s inspections or testing;

B.	Promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property pursuant to Purchaser’s authorization;

C.	Not permit any liens to attach to the Property by reason of the exercise of its rights hereunder;

D.
Maintain, or cause to be maintained by Purchaser’s agents, commercial general liability insurance, including broad form property damage, with limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate in form and substance adequate to insure against all liability of Purchaser and/or

Purchaser’s agents, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Purchaser shall provide Seller with evidence of such insurance coverage before any such entry; and

E.
Indemnify Seller against all losses, costs, damages and expenses including reasonable attorneys’ fees arising out of Purchaser’s inspections and tests, including, without limitation, any liens upon the Property due to such inspections or tests; provided, however, that in no event shall Purchaser have any liability whatsoever arising by reason of pre-existing conditions merely discovered by Purchaser as a result its investigations.

IX.
Right of Termination.  If Purchaser’s inspection of the Property reflects that the Property is unsuitable under Purchaser’s investment criteria for any reason, Purchaser shall be entitled to terminate this Agreement by delivering a notice of termination to Seller no later than three (3) business days after the expiration of the Inspection Period.  In the event of such termination, (a) all Due Diligence Items shall be returned to Seller, and (b) Purchaser shall deliver to Seller a statement that all work ordered by or on behalf of Purchaser which could give rise to a claim against the Property has been paid in full.  The obligation to deliver these items shall survive the Closing and any cancellation or termination of this Agreement.  Upon Seller’s receipt of such deliveries, the Deposit shall be returned to Purchaser and neither party shall have further rights hereunder, except those provisions hereof which by their terms expressly survive the Closing and any cancellation or termination of this Agreement.

X.	Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows, as of the Effective Date:

A.
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.  Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder.  This Agreement is binding on Seller and enforceable against Seller in accordance with its terms.  No consent of any other person or entity to such execution, delivery, and performance is required.

B.	There are no service, supply or maintenance contracts or other contracts or agreements which would affect the Property after Closing.

C.
Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).  At Closing, Seller shall deliver to Purchaser a certificate to such effect.

D.
Seller has not received notice of violations from any municipal, county, federal, or state governmental agency or any insurance company or affiliate thereof with regard to violations of any rules, ordinances, orders, requirements, or regulations imposed on or affecting the Property.  Seller shall promptly deliver to Purchaser any such notices received by Seller during the term of this Agreement.

E.
There is no pending or, to Seller’s actual knowledge, threatened action, suit, or proceeding before any court, governmental agency, or body, which would adversely affect the Property or Seller’s ability to perform under this Agreement.  There are no condemnation or eminent domain proceedings pending or, to Seller’s actual knowledge, threatened with respect to the Property.

F.	There is one (1) tenant lease currently in effect with respect to the Property, but Seller will cause such lease to be terminated prior to Closing.

G.	To Seller’s actual knowledge, the Due Diligence Materials delivered to Purchaser by Seller or made available to Purchaser by Seller are accurate in all material respects.

H.
To Seller’s actual knowledge, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license, or undertaking to which Seller is a party or by which any of its property is bound, or constitute a default thereunder or result in the creation of any lien or encumbrance upon the Property.

I.
To Seller’s actual knowledge, Seller has received no notice of any pending governmental assessments (i.e., governmental assessments which have not yet been levied and do not yet constitute a lien against the Property) with respect to the Property.  To Seller’s actual knowledge, no ordinance or hearing is now before any local governmental body which either contemplates or authorizes any public improvements, the cost of which may be assessed against the Property.

J.
To Seller’s actual knowledge, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyl, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property in violation of applicable laws.  To Seller’s actual knowledge, no above ground or underground tanks, wells or septic systems are located in or about the Property.

K.
No management agents or other personnel employed in connection with the operation of the Property have the right to continue such employment after the Closing date.  There are no claims for brokerage commission or other payments with respect to the Property (but excluding with respect to this Agreement) that will survive and remain unpaid after the Closing Date.

L.
The Property is not currently occupied by Seller, its employees, agents or any tenants or other third party, except for the storage of personal property and inventory, which Seller shall cause to be removed prior to Closing.

All representations and warranties of Seller are subject to any contrary facts or information set forth in the Due Diligence Materials provided to Purchaser.

Seller agrees to promptly notify Purchaser upon discovery by Seller that any of the above representations and warranties are incomplete or become untrue prior to Closing.  Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, warranties and agreements contained in this Agreement shall survive Closing for a period of six (6) months after Closing and shall not be merged in the execution and delivery of the Deed (as defined below) and other documents of conveyance executed hereunder.

Except as set forth in this Agreement to the contrary, Purchaser is purchasing the Property on an AS-IS, WHERE IS basis, without any representations or warranties from Seller.

XI.
Purchaser’s Representations.  Purchaser represents to Seller that (a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) the execution, delivery, and performance of this Agreement by Purchaser have been duly authorized, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms; (c) no consent of any other person or entity to such execution, delivery, and performance is required, and (d) there is not now pending or threatened any action, suit or proceeding before any court, governmental agency, or body which might result in any adverse change in the financial condition of Purchaser which would adversely affect Purchaser’s ability to perform under this Agreement.

Purchaser agrees to promptly notify Seller upon discovery by Purchaser that any of the above representations and warranties are incomplete or untrue prior to Closing.  Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, warranties and agreements contained in this Agreement shall survive for a period of six (6) months after Closing and shall not be merged in the execution and delivery of the Deed and other documents of conveyance executed hereunder.

XII.
Operation of the Property.  During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the Effective Date; provided that Seller shall not be obligated to make any extraordinary repairs or make any capital improvements to the Property, provided, however, that Seller shall advise Purchaser in writing of the necessity for any such extraordinary repairs or capital improvements.  Seller shall not make any structural changes to the Improvements or other changes of a material nature prior to Closing without Purchaser’s consent, except in the case of an emergency.  Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property.  Seller shall not enter into any new leases of the Property without the prior written consent of Purchaser.  In addition, Seller shall not enter into any new contracts with respect to the Property without the prior written consent of Purchaser, to the extent that any such new contract is for a term that extends past the Closing Date.  Seller shall be responsible for and shall promptly pay all amounts owed for labor and services rendered, and materials supplied, to the Property prior to the Closing Date (excluding labor and materials supplied at the direction of Purchaser).

XIII.	Default Provisions.

A.
In the event of a default by Purchaser under this Agreement resulting from Purchaser’s failure to close in accordance with the terms and provisions of this Agreement, without default on Seller’s part, Seller shall receive the Deposit as Seller’s sole and exclusive remedy and as agreed and liquidated damages, whereupon the parties shall be relieved of all further obligations hereunder (except those provisions hereof which by their terms expressly survive the Closing and any cancellation or termination of this Agreement).  Purchaser and Seller acknowledge and agree that, in such event, actual damages are difficult or impossible to ascertain and the Deposit is a fair and reasonable estimation of the damages of Seller.

B.
In the event of a default by Seller under this Agreement, without any defaults of Purchaser, and such default continues for three (3) business days after notice from Purchaser to Seller, Purchaser at its option shall have the right to:  (i) receive the return of the Deposit, whereupon this Agreement shall terminate and the parties shall be released from all further obligations hereunder (except those provisions hereof which by their terms expressly survive the Closing and any cancellation or termination of this Agreement), (ii) bring suit for damages for breach of this Agreement, and/or (iii) seek specific performance of the Seller’s obligations hereunder, in which action Seller shall have the right to recover damages suffered by Seller by reason of the delay or of omission in the acquisition of the Property.

XIV.	Prorations, Deposits.

A.
Real estate taxes due and payable in the year of Closing, items of income and expense, and all other proratable items shall be prorated as of the Closing Date.  Water, sewer, electricity, fuel, and other utility charges will be apportioned based upon meter readings taken as of the Closing Date, but Purchaser and Seller agree to pay their respective shares of all utility bills received subsequent to Closing, prorated as of the day after Closing.  In the event the real estate taxes due and payable in the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes due and payable in the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known.  Purchaser shall be responsible for making any deposits required with utility companies.  The provisions of this Section 14 shall survive the Closing.

B.
All other operating costs of the Property (properly taking into account whether or not Seller has actually paid such operating costs) or such amounts to be prorated under this Agreement will be allocated between the Seller and Purchaser as of the Closing Date, so that Seller pays that part of such amount attributable to the period before the Closing Date and Purchaser pays that part of such amount attributable to the period before the Closing Date and Purchaser pays that part of such amount attributable to the period from and after the Closing Date.

C.
In the event final prorations cannot be made on the Closing Date, or if any of the aforesaid prorations were calculated inaccurately, then Seller and Purchaser agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date.  Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.

XV.
Closing Costs.  At Closing, Seller shall pay (i) the cost of the real estate excise tax, documentary stamp taxes or other tax on the deed and all sales tax in connection with the sale, (ii) the title examination fees and costs of copies of all title documents necessary for the examination of title, and (iii) the recording costs of any documents necessary to clear title in accordance with Sections 5 and 6.  Purchaser shall pay (a) the costs associated with the recording of the deed, (b) the costs of the Survey, and (c) any costs related to Purchaser’s mortgage or lender’s title policy.  Seller and Purchaser shall each pay one-half of the escrow fees for closing this transaction and one-half the title insurance premium for the owner’s Title Policy in the amount of the Purchase Price; however, Purchaser shall pay for any endorsements Purchaser elects to obtain.  Seller and Purchaser shall each bear its own attorneys’ fees in connection with the preparation of this Agreement and the Closing documents.  Other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with local custom.

XVI.	Conditions to Closing.

A.	The Closing of the transaction contemplated by this Agreement and the obligations of Seller to sell the Property and Purchaser to purchase the Property shall be subject to the following conditions:

1.
The representations and warranties heretofore made by Seller and Purchaser in this Agreement shall be correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing Date.

2.	Seller and Purchaser shall have satisfactorily complied with the terms and conditions of this Agreement and executed and delivered the documents referred to in Section 17, below.

3.	No material new title exceptions shall have arisen that did not appear in the Commitment prior to expiration of the Inspection Period.

4.
There shall have been no material and adverse change to the physical condition of the Property from the condition existing on the last day of the Inspection Period (and for purposes of this Section 16(a), the threshold for a “material and adverse change” shall mean a physical change resulting in diminution of the fair market value of the Property in excess of $50,000.00 that is not covered by insurance proceeds assignable to Purchaser at Closing).

B.
So long as such party is not in default hereunder, beyond any applicable notice and cure period, if any of the above-described items are not satisfied on or before the Closing Date, then such party may, at its option, notify the other party of the failure of said condition, and in such event the Escrow Agent shall return the Deposit to Purchaser (unless Purchaser shall be in default hereunder), this Agreement shall become null and void, and neither party shall have further rights or obligations hereunder but for those provisions hereof which by their terms expressly survive any cancellation or termination of this Agreement.

XVII.
Closing.  Subject to any other provisions of this Agreement for extension, the “Closing” shall be held no later than thirty (30) days after the expiration of the Inspection Period (such date the “Closing Date”) at the office of the Escrow Agent, at such time and place as the parties may agree.  Possession shall be delivered on the Closing Date.

At Closing, Seller shall execute and/or deliver (as applicable) to Purchaser the following closing documents in a form acceptable to Purchaser, acting reasonably:

A.	A limited warranty deed conveying the Land and Improvements subject only to the Permitted Exceptions, in substantially the form attached hereto as Exhibit “B” (the “Deed”);

B.	a “non-foreign” affidavit or certificate pursuant to Internal Revenue Code Section 1445;

C.	an Affidavit of Seller and any other documents required by the Title Company to issue the Title Policy in the form required hereunder;

D.	a closing statement consistent with this Agreement in the form required by the Title Company and Escrow Agent; and

E.	any additional documents that Purchaser, Escrow Agent or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

At Closing, Purchaser shall execute and/or deliver (as applicable) to Seller:

(a)	the balance of the Purchase Price;

(b)	a closing statement consistent with this Agreement in the form required by the Title Company and Escrow Agent; and

(c)	any additional documents that Seller, Escrow Agent or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

Promptly after Closing, Seller shall deliver to the offices of Purchaser, to the extent in Seller’s possession or control and not otherwise provided to Purchaser during the Inspection Period, executed originals of the Permits and Licenses, and Plans, provided that nothing in this sentence shall deemed to limit or reduce Seller’s obligations to deliver Permits, Licenses and Plans as and when required in Section 4.
Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

XVIII.
Brokers.  The parties each represent and warrant to the other that no real estate broker(s), salesman (salesmen), or finder(s), except NAI DAUS, representing Seller, and Select Ohio, LTD, representing Purchaser (collectively, the “Brokers”), are involved in this transaction.  If a claim for commissions in connection with this transaction is made by any broker, salesman, or finder claiming to have dealt through or on behalf of one of the parties hereto (“Indemnitor”), Indemnitor shall indemnify, defend, and hold harmless the other party hereunder (“Indemnitee”), and Indemnitee’s officers, directors, agents, and representatives from and against all liabilities, damages, claims, costs, fees, and expenses whatsoever (including reasonable attorneys’ fees and court costs at trial and all appellate levels) with respect to said claim for commissions.  Seller agrees to pay the commission due to the Brokers.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 18 shall survive the Closing and any cancellation or termination of this Agreement.

XIX.
Notices.  Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express), mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, or emailed (with written confirmation by overnight mail) and addressed as follows:

If to the Seller, at:	Glenwillow Holdings LLC 24700 Chagrin Boulevard, Suite 104 Beachwood, OH 44122 Attn: Anand Bill Julka

with a copy to:	Hurtuk & Daroff Co., LLP Parkland Terrace, Suite 100 6120 Parkland Boulevard Mayfield Heights, OH 44124 Attn: Charles Daroff

If to the Purchaser, at:	Northern Technologies International Corporation 4201 Woodland Road Circle Pines, MN 55014

with a copy to:	Oppenheimer Wolff & Donnelly LLP

Campbell Mithun Tower, Suite 2000 222 South Ninth Street Minneapolis, MN 55402-3338 Attn.: Kenneth C. Rowe

Notices sent by email shall be deemed delivered on the date of sending (provided that delivery confirmation is sent as required above).  Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S. mails.

XX.
Risk of Loss.  In the event that either (i) all or a material portion of the Land or (ii) all or a material portion of the Improvements is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit, whereupon both parties shall be relieved of all further obligations under this Agreement (except those provisions hereof which by their terms expressly survive the Closing and any cancellation or termination of this Agreement), or (ii) proceeding with Closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all condemnation awards and settlements, if any.

In the event that the Improvements are damaged by fire or other casualty and the cost of repair is $100,000.00 or less, then Purchaser shall be required to proceed with Closing.  However, at Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost of repairing such damage (not to exceed $100,000.00), provided, however, if Seller has commenced, but not completed, making repairs prior to Closing, then Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost to complete the repair (not to exceed $100,000.00).  Seller shall retain the right to receive all insurance proceeds payable as a result of damage, except as expressly provided in the immediately following sentence.  If damage exceeds $100,000.00, then Purchaser shall have the right (i) to proceed to Closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all insurance proceeds for such damage (or the portion thereof not yet used for the repair of such damage), if any, or (i) to terminate this Agreement and the Deposit shall be returned to Purchaser and neither party shall have further rights hereunder (except those provisions hereof which by their terms expressly survive the Closing and any cancellation or termination of this Agreement).

XXI.	Miscellaneous.

A.
This Agreement shall be construed and governed in accordance with the laws of the State of Ohio.  All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

B.
In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning which will carry out the intended meaning of this

Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning which will carry out the intended meaning of this Agreement, and the remainder of this Agreement shall be construed to be in full force and effect.

C.	In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.

D.
In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and section headings shall be disregarded.

E.	All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

F.	Time shall be of the essence for each and every provision of this Agreement.

G.
Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Land and Improvements are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m. (local time at the Property).

H.
Purchaser, at the option of Purchaser, may waive any right conferred upon the Purchaser by this Agreement.  Except as otherwise provided herein, such waiver may be made by, and only by, giving Seller written notice specifically describing the right waived.

I.
This Agreement and the rights hereunder may not be assigned by either party; except that Purchaser reserves the express right to assign this Agreement and the rights and obligations which are contained herein to an affiliate of Purchaser upon prior notice to Seller, provided, however, Purchaser agrees to be personally liable for the performance of such assignee and Purchaser shall not be released of any liability hereunder as a result of any such assignment.

J.
Except as otherwise required by law or any governmental or quasi-governmental rule or regulation, including, without limitation, the rules of the Securities and Exchange Commission (collectively, “Applicable Laws”), the Due Diligence Materials and all other information relating to the Property, other than matters of public record, furnished to, or obtained through inspection of the Property by Purchaser, its affiliates, lenders, employees or Purchaser’s agents, will be treated by Purchaser, its affiliates, lenders, employees and Purchaser’s agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis to Purchaser’s consultants who agree to maintain the confidentiality of such information, and such information will be returned to Seller by Purchaser if the

Closing does not occur. This provision shall survive the Closing and any cancellation or termination of this Agreement for a period of six months following such Closing, cancellation or termination.

K.
Except as otherwise required by Applicable Laws, Purchaser shall not make a public announcement or disclosure of this Agreement or any information related to this Agreement or Closing, if any, to outside brokers or third parties, before Closing without the prior written consent of Seller.  This provision shall survive the Closing and any cancellation or termination of this Agreement for a period of six months following such Closing, cancellation or termination.  Purchaser and Seller acknowledge that Applicable Laws require the filing of a copy of this Agreement with the Securities and Exchange Commission, and no such filing shall be deemed to constitute a violation of this Agreement.

L.
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no other agreements, representations, or warranties other than as set forth herein.

M.	This Agreement may not be changed, altered, or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought.

N.	This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

O.	This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

XXII.
Notice to Utilities.  Seller shall notify all utility companies of this sale, and Purchaser shall arrange for change-over of responsibility for utilities as of Closing.  In the event any utility contracts extend over periods beyond the Closing Date, the same shall be prorated on a per diem basis.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the Effective Date.

SELLER:

GLENWILLOW HOLDINGS LLC, an Ohio limited liability company

By: /s/ Anand Julka Name: Anand Julka Title: Manager
PURCHASER:

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Delaware corporation

By: /s/ Matthew Wolsfeld Name: Matthew Wolsfeld Title: Chief Financial Officer